Exhibit 99.1
ARC REPORTS RESULTS FOR SECOND QUARTER 2011
WALNUT CREEK, California (August 4, 2011) – ARC (NYSE:ARC), one of the nation’s leading document solutions companies, today reported its financial results for the second quarter ended June 30, 2011.
“It is clear that macro-economic conditions have stalled the U.S. economic recovery. Given current market sentiment, we must assume that the recovery will remain challenged for the rest of the year,” said K. “Suri” Suriyakumar, Chairman, President and CEO of ARC. “While the outlook for the AEC industry is weak in the near term, ARC’s performance remains strong.”
Mr. Suriyakumar noted that despite the lack of demand in the marketplace, ARC’s gross margin experienced a sequential improvement from 31.3% in the first quarter to 32.6% in the second quarter, and adjusted net income for the period was $0.2 million or $0.00 per diluted share, a meaningful improvement over the adjusted loss of $0.05 per diluted share in the first quarter. He also pointed out that the sequential revenue increase of $3.1 million in the second quarter produced an even greater adjusted EBITDA increase of $3.4 million in the same period, and that sequential adjusted EBITDA margin increased from 13.9% in the first quarter to 16.7% in the second quarter. “This clearly demonstrates that the steps we are taking to reduce costs and reorganize the management of the company have gained immediate traction. We will continue to restructure the organization until we optimize our operational and management structure for the current size of the market, and for the ongoing technology transition occurring in our industry.”
Net revenue for the second quarter of 2011 was $109.6 million. ARC’s net loss for the second quarter was $84.6 million or a loss of $1.87 per diluted share, primarily due to the recording of a goodwill impairment charge in the amount of $23.3 million and a deferred tax asset valuation allowance of $64.3 million. Excluding these non-cash charges, as well as the previously-disclosed accelerated amortization related to trade names and interest rate swap-related items, adjusted net income for the second quarter was $0.2 million or $0.00 per diluted share. Quarterly cash from operating activities for the period ending June 30, 2011 was $7.3 million.
Net revenue for the first six months of 2011 was $216.1 million. The Company’s gross margin was 32.0% for the same period. ARC’s net loss for the first six months of 2011 was $88.3 million, or a loss of $1.95 per diluted share, caused primarily by the non-cash charges mentioned above. Excluding these non-cash charges, ARC’s adjusted net loss for the first six months of 2011 was $1.9 million, or a loss of $0.04 per diluted share. Cash from operating activities for the same period was $11.9 million.

As noted in the first quarter, ARC continues to restructure its business operations to meet the changing needs of the marketplace. By reorganizing operations, addressing selective staff reductions, and reducing the size of its branch network outside of major metropolitan markets, the Company’s efforts are currently expected to yield annualized savings of approximately $26 million, and realized savings of approximately $17 million in 2011.
Goodwill Impairment and Deferred Tax Valuation Allowance
In the second quarter, ARC recorded a goodwill impairment charge of $23.3 million and a deferred tax asset valuation allowance of approximately $64.3 million.
On June 30, 2011, the Company felt that there were sufficient indicators to trigger an interim goodwill impairment analysis. The indicators included: (1) the current economic environment; (2) the performance against plan of reporting units which previously had goodwill impairment; and (3) revised forecasted future earnings. The results of the Company’s analysis indicated that six of its reporting units, all of which are located in the United States, had a goodwill impairment, and the Company recorded a pretax, non-cash charge for the three and six months ended June 30, 2011 to reduce the carrying value of goodwill by $23.3 million.
The deferred tax asset valuation assessment is a GAAP-accounting triggered event caused by goodwill impairments and other charges the Company has taken over the past three years. The effect of the assessment resulted in a reserve of $64.3 million against certain deferred tax assets on ARC’s balance sheet. The valuation allowance represents a non-cash tax expense on our Statement of Operations. The deferred tax assets remain available to the Company for use in future profitable quarters.
Outlook
In the face of weak macro-economic drivers and the resulting prolonged weakness in the AEC market, the Company revised its 2011 annual adjusted EPS forecast to a range of $(0.02) to $0.05 on a fully-diluted basis from its previous forecast of a range of $0.01 to $0.15, and projected annual cash flow from operating activities in the range of $35 million to $50 million, down from a range of $40 million to $60 million.

Teleconference and Webcast
American Reprographics Company will host a conference call and audio webcast today at 2:00 P.M. Pacific Time (5:00 P.M. Eastern Time) to discuss results for the Company’s second quarter 2011 and business outlook. The conference call can be accessed by dialing 877-402-8179. The conference ID number is 82265595.
A replay of this call will be available approximately one hour after the call for seven days following the call’s conclusion. To access the replay, dial 800-642-1687. The conference ID number is 82265595.
A Web archive will be made available at http://www.e-arc.com for approximately 90 days following the call’s conclusion.
About ARC (NYSE:ARC)
ARC (American Reprographics Company) is one of the nation’s leading document solutions companies providing business-to-business document management technology and services to the architectural, engineering and construction, or AEC industries. The Company also provides document management services to companies in non-AEC industries, such as technology, financial services, retail, entertainment, and food and hospitality. ARC provides its services through its suite of reprographics technology products, a network of hundreds of reprographics service centers around the world and on-site at more than 5,500 customer locations. The Company’s service centers are digitally connected as a cohesive network, allowing the provision of services both locally and nationally to more than 120,000 active customers.

Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company. Words such as “assume,” “projects,” “expect” and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Factors that could cause our actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, the current economic recession, general economic conditions and downturn in the architectural, engineering and construction industries specifically; our ability to streamline operations and reduce and/or manage costs; competition in our industry and innovation by our competitors; our failure to anticipate and adapt to future changes in our industry; our failure to take advantage of market opportunities and/or to complete acquisitions; our failure to manage acquisitions, including our inability to integrate and merge the business operations of the acquired companies or failure to retain key personnel and customers of acquired companies; our dependence on certain key vendors for equipment, maintenance services and supplies; damage or disruption to our facilities, our technology centers, our vendors or a majority of our customers; and our failure to continue to develop and introduce new services successfully. The foregoing list of risks and uncertainties is illustrative but is by no means exhaustive. For more information on factors that may affect our future performance, please review our periodic filings with the U.S. Securities and Exchange Commission, and specifically the risk factors set forth in our most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contacts:
David Stickney	Joseph Villalta
American Reprographics Company	The Ruth Group
Phone: 925-949-5100	Phone: 646-536-7003

American Reprographics Company
Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

	June 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$21,907	$26,293
Accounts receivable, net	61,045	52,619
Inventories, net	11,350	10,689
Deferred income taxes	—	7,157
Prepaid expenses	4,223	4,074
Other current assets	20,775	6,870

Total current assets	119,300	107,702

Property and equipment, net	56,140	59,036
Goodwill	271,424	294,759
Other intangible assets, net	53,799	62,643
Deferred financing costs, net	4,669	4,995
Deferred income taxes	1,442	37,835
Other assets	2,219	2,115

Total assets	$508,993	$569,085

Liabilities and Equity
Current liabilities:
Accounts payable	$23,167	$23,593
Accrued payroll and payroll-related expenses	8,040	7,980
Accrued expenses	19,497	30,134
Current portion of long-term debt and capital leases	32,365	23,608

Total current liabilities	83,069	85,315

Long-term debt and capital leases	213,288	216,016
Deferred income taxes	29,486	—
Other long-term liabilities	3,298	5,072

Total liabilities	329,141	306,403

Commitments and contingencies

Stockholders’ equity:
American Reprographics Company stockholders’ equity:
Preferred stock, $0.001 par value, 25,000 shares authorized; 0 and 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 46,215 and 46,183 shares issued and 46,215 and 45,736 shares outstanding	46	46
Additional paid-in capital	99,396	96,251
Retained earnings	77,477	173,459
Accumulated other comprehensive loss	(3,219)	(5,541)

	173,700	264,215
Less cost of common stock in treasury, 0 and 447 shares	—	7,709

Total American Reprographics Company stockholders’ equity	173,700	256,506
Noncontrolling interest	6,152	6,176

Total equity	179,852	262,682

Total liabilities and equity	$508,993	$569,085

American Reprographics Company
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Reprographics services	$70,460	$78,453	$140,482	$154,710
Facilities management	25,596	22,627	49,799	45,030
Equipment and supplies sales	13,534	14,008	25,813	27,509

Total net sales	109,590	115,088	216,094	227,249
Cost of sales	73,895	75,633	147,013	150,943

Gross profit	35,695	39,455	69,081	76,306
Selling, general and administrative expenses	26,804	28,169	54,636	55,300
Amortization of intangible assets	4,721	2,557	9,465	5,193
Goodwill impairment	23,335	—	23,335	—

(Loss) income from operations	(19,165)	8,729	(18,355)	15,813
Other income, net	(35)	(34)	(61)	(77)
Interest expense, net	7,699	5,754	15,866	11,642

(Loss) income before income tax provision	(26,829)	3,009	(34,160)	4,248
Income tax provision	57,913	1,276	54,264	1,806

Net (loss) income	(84,742)	1,733	(88,424)	2,442
Loss (income) attributable to the noncontrolling interest	112	(54)	151	(46)

Net (loss) income attributable to
American Reprographics Company	$(84,630)	$1,679	$(88,273)	$2,396

(Loss) earnings per share attributable to American Reprographics Company shareholders:
Basic	$(1.87)	$0.04	$(1.95)	$0.05

Diluted	$(1.87)	$0.04	$(1.95)	$0.05

Weighted average common shares outstanding:
Basic	45,360	45,196	45,341	45,174
Diluted	45,360	45,512	45,341	45,422

American Reprographics Company
Non-GAAP Measures
Reconciliation of cash flows provided by operating activities to EBIT, EBITDA and Adjusted EBITDA
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Cash flows provided by operating activities	$7,284	$18,278	$11,873	$27,746
Changes in operating assets and liabilities, net of business acquisitions	17,216	(3,806)	26,582	1,277
Non-cash expenses, including depreciation and amortization	(109,242)	(12,739)	(126,879)	(26,581)
Income tax provision	57,913	1,276	54,264	1,806
Interest expense, net	7,699	5,754	15,866	11,642
Loss (income) attributable to the noncontrolling interest	112	(54)	151	(46)

EBIT	(19,018)	8,709	(18,143)	15,844
Depreciation and amortization	12,166	11,108	24,652	22,764

EBITDA	(6,852)	19,817	6,509	38,608
Goodwill impairment	23,335	—	23,335	—
Stock-based compensation	1,769	1,457	3,258	2,918

Adjusted EBITDA	$18,252	$21,274	$33,102	$41,526

American Reprographics Company
Non-GAAP Measures
Reconciliation of net (loss) income attributable to ARC to unaudited adjusted net income (loss) attributable to ARC
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net (loss) income attributable to ARC	$(84,630)	$1,679	$(88,273)	$2,396
Goodwill impairment	23,335	—	23,335	—
Change in trade name impact to amortization	2,369	—	4,738	—
Interest rate swap related costs	1,457	—	2,980	—
Income tax benefit related to above items	(6,497)	—	(7,879)	—
Deferred tax valuation allowance and other discrete tax items	64,186	—	63,208	—

Unaudited adjusted net income (loss) attributable to ARC	$220	$1,679	$(1,891)	$2,396

Actual:
(Loss) earnings per share attributable to ARC shareholders:
Basic	$(1.87)	$0.04	$(1.95)	$0.05

Diluted	$(1.87)	$0.04	$(1.95)	$0.05

Weighted average common shares outstanding:
Basic	45,360	45,196	45,341	45,174
Diluted	45,360	45,512	45,341	45,422

Adjusted:
Earnings (loss) per share attributable to ARC shareholders:
Basic	$0.00	$0.04	$(0.04)	$0.05

Diluted	$0.00	$0.04	$(0.04)	$0.05

Weighted average common shares outstanding:
Basic	45,360	45,196	45,341	45,174
Diluted	45,696	45,512	45,341	45,422

American Reprographics Company
Non-GAAP Measures
Reconciliation of net (loss) income attributable to ARC to EBIT, EBITDA and Adjusted EBITDA
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net (loss) income attributable to ARC	$(84,630)	$1,679	$(88,273)	$2,396
Interest expense, net	7,699	5,754	15,866	11,642
Income tax provision	57,913	1,276	54,264	1,806

EBIT	(19,018)	8,709	(18,143)	15,844
Depreciation and amortization	12,166	11,108	24,652	22,764

EBITDA	(6,852)	19,817	6,509	38,608
Goodwill impairment	23,335	—	23,335	—
Stock-based compensation	1,769	1,457	3,258	2,918

Adjusted EBITDA	$18,252	$21,274	$33,102	$41,526

Non-GAAP Financial Measures
EBIT, EBITDA and related ratios presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measures derived in accordance with GAAP, or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity.
EBIT represents net income before interest and taxes. EBITDA represents net income before interest, taxes, depreciation and amortization. Amortization does not include $1.8 million and $3.3 million of stock-based compensation expense recorded in selling, general and administrative expenses, for the three and six months ended June 30, 2011, respectively. Amortization does not include $1.5 million and $2.9 million of stock-based compensation expense recorded in selling, general and administrative expenses, for the three and six months ended June 30, 2010, respectively. EBIT margin is a non-GAAP measure calculated by dividing EBIT by net sales. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by net sales.
We present EBIT, EBITDA and related ratios because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
We use EBIT and EBITDA to measure and compare the performance of our operating segments. Our operating segments’ financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S. operating segments. As a result, EBIT is the best measure of operating segment profitability and the most useful metric by which to measure and compare the performance of our operating segments. We also use EBIT to measure performance for determining operating segment-level compensation and we use EBITDA to measure performance for determining consolidated-level compensation. In addition, we also use EBIT and EBITDA to evaluate potential acquisitions and potential capital expenditures.
EBIT, EBITDA and related ratios have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:
•	They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;

•	They do not reflect changes in, or cash requirements for, our working capital needs;

•	They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBIT, EBITDA, and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBIT, EBITDA and related ratios only as supplements. For more information, see our interim Condensed Consolidated Financial Statements and related notes on our 2011 second quarter report on Form 10-Q. Additionally, please refer to our 2010 Annual Report on Form 10-K.
Our presentation of adjusted net income and adjusted EBITDA over certain periods is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above.

Specifically, we have presented adjusted net income (loss) attributable to ARC and adjusted earnings (loss) per share attributable to ARC shareholders for the three and six months ended June 30, 2011 to reflect the exclusion of the goodwill impairment charge, amortization impact related to the change in useful lives of trade names, interest rate swap related costs, the valuation allowance related to certain deferred tax assets and other discrete tax items. This presentation facilitates a meaningful comparison of our operating results for the three and six months ended June 30, 2011 and 2010. We believe these charges were the result of the current macroeconomic environment, our capital restructuring, or other items which are not indicative of our actual operating performance.
We presented adjusted EBITDA in the three and six months ended June 30, 2011 to exclude the non-cash goodwill impairment charge of $23.3 million (which was taken at the end of the second quarter), and stock-based compensation expense of $1.8 million and $3.3 million, respectively. We presented adjusted EBITDA in the three and six months ended June 30, 2010 to exclude stock-based compensation expense of $1.5 million and $2.9 million, respectively. We believe that the goodwill impairment charge was a result of the current macroeconomic environment and not indicative of our operations. The exclusion of the goodwill impairment charges and stock-based compensation expense to arrive at adjusted EBITDA is consistent with the definition of adjusted EBITDA in our previous and current credit agreements; therefore, we believe this information is useful to investors in assessing our ability to meet our debt covenants.

American Reprographics Company
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Cash flows from operating activities
Net (loss) income	$(84,742)	$1,733	$(88,424)	$2,442
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Allowance for accounts receivable	237	56	417	317
Depreciation	7,445	8,551	15,187	17,571
Amortization of intangible assets	4,721	2,557	9,465	5,193
Amortization of deferred financing costs	221	386	437	770
Amortization of bond discount	135	—	267	—
Goodwill impairment	23,335	—	23,335	—
Stock-based compensation	1,769	1,457	3,258	2,918
Excess tax benefit related to stock-based compensation	(23)	(35)	(31)	(38)
Deferred income taxes	6,197	(110)	8,515	164
Deferred tax valuation allowance	64,340	—	64,340	—
Amortization of derivative, net of tax effect	912	—	1,866	—
Other noncash items, net	(47)	(123)	(177)	(314)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable	(437)	(365)	(8,705)	(5,784)
Inventory	143	(1,441)	(1,048)	(1,285)
Prepaid expenses and other assets	(10,819)	581	(14,047)	(1,934)
Accounts payable and accrued expenses	(6,103)	5,031	(2,782)	7,726

Net cash provided by operating activities	7,284	18,278	11,873	27,746

Cash flows from investing activities
Capital expenditures	(3,486)	(1,560)	(7,622)	(2,777)
Payment for swap transaction	—	—	(9,729)	—
Other	269	294	647	845

Net cash used in investing activities	(3,217)	(1,266)	(16,704)	(1,932)

Cash flows from financing activities
Proceeds from stock option exercises	67	109	108	125
Proceeds from issuance of common stock under Employee Stock Purchase Plan	—	16	23	16
Excess tax benefit related to stock-based compensation	23	35	31	38
Payments on long-term debt agreements and capital leases	(6,561)	(10,394)	(14,101)	(21,596)
Net borrowings (repayments) under revolving credit facilities	1,820	691	14,620	(123)
Payment of loan fees	(377)	—	(541)	—

Net cash (used in) provided by financing activities	(5,028)	(9,543)	140	(21,540)

Effect of foreign currency translation on cash balances	196	21	305	22

Net change in cash and cash equivalents	(765)	7,490	(4,386)	4,296
Cash and cash equivalents at beginning of period	22,672	26,183	26,293	29,377

Cash and cash equivalents at end of period	$21,907	$33,673	$21,907	$33,673

Supplemental disclosure of cash flow information
Noncash investing and financing activities
Noncash transactions include the following:
Capital lease obligations incurred	$2,992	$2,464	$5,453	$4,394
Accrued liabilities in connection with acquisition of businesses	$—	$500	$—	$500
Net gain (loss) on derivative, net of tax effect	$—	$139	$—	$(174)